Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS SECOND QUARTER 2026

Ocala, FL…June 12, 2026 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its second quarter ended May 2, 2026. Sales for the second quarter of 2026 were $12.4 million compared to $14.8 million recorded in the second quarter of 2025. Income from operations for the second quarter of 2026 was $2.1 million versus $2.7 million in the same period a year ago. Net income after taxes was $1.8 million as compared to $2.3 million for the same period last year. Earnings per share for the second quarter of 2026 were $0.56 per share compared to $0.70 per share last year.

For the first six months of fiscal 2026, sales were $22.9 million as compared to $27.0 million for the six months of 2025. Income from operations for the six months of 2026 was $3.9 million versus $5.0 in the same period last year. Net income after taxes was $3.4 million versus last year’s results of $4.3 million. Earnings per share for the six months were $1.06 per share compared to $1.31 (diluted $1.30) per share last year.

Nobility’s financial position during the second quarter of 2026 remains strong with cash and cash equivalents, certificates of deposit and short-term investments of $24.2 million and no outstanding debt. Working capital is $42.6 million and our ratio of current assets to current liabilities is 7.1:1. Stockholders’ equity is $56.5 million and the book value per share of common stock is $17.92.

Terry Trexler, President, stated, “Total net sales decreased during the first six months of 2026 as compared to same period in 2025 due to a decrease in the number of new retail homes sold in our Company owned retail sales centers (93 homes versus 132 homes) partially offset by an increase in the number of homes sold to independent dealers (121 homes versus 92 homes) which have lower margins.

We believe customers continue to delay or postpone home purchases, due to higher interest rates and ongoing economic uncertainty which are negatively affecting sales. We also continue to experience delays in receiving key production materials from suppliers, along with back orders, price increases, tariffs, and labor shortages, all of which are slowing home completion at our manufacturing facility. In addition, ongoing inflation across a range of building products is contributing to higher material costs. We expect these cost pressures to continue through fiscal 2026 and beyond.

According to the Florida Manufactured Housing Association, shipments for the manufacturing housing industry in Florida for the period from November 2025 through April 2026 increased by approximately 3% from the same period last year.

Our strong financial position remains key to our future growth and success. Our decades of experience in the Florida market, combined with growing demand for affordable housing, should position the Company well for the future. Management continues to believe our geographic market is one of the strongest long-term growth areas in the country.”

On June 5, 2026, we celebrated our 59th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 35 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, tariffs, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, the impact of higher interest rates on mortgage financing, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks, or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	May 2, 2026	November 1, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,857,859	$13,230,504
Certificates of deposit	13,745,644	13,109,325
Short-term investments	552,962	583,128
Accounts receivable - trade	3,237,207	4,602,671
Mortgage notes receivable	4,736	3,645
Income tax receivable	—	—
Inventories	20,457,355	19,733,235
Prepaid expenses and other current assets	1,796,819	2,000,403

Total current assets	49,652,582	53,262,911
Property, plant and equipment, net	8,142,819	8,230,055
Mortgage notes receivable, less current portion	141,823	143,373
Other investments	594,733	553,752
Property held for resale	26,590	26,590
Deferred income taxes	—	—
Cash surrender value of life insurance	4,904,430	4,772,430
Other assets	156,287	156,287

Total assets	$63,619,264	$67,145,398

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$604,475	$586,001
Accrued compensation	513,307	765,853
Accrued expenses and other current liabilities	1,748,769	1,590,827
Income taxes payable	590,510	658,461
Customer deposits	3,562,374	2,795,344

Total current liabilities	7,019,435	6,396,486
Deferred income taxes	82,143	34,069

Total liabilities	7,101,578	6,430,555

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,153,665 and 3,253,665 shares outstanding	536,491	536,491
Additional paid in capital	11,432,182	11,316,595
Retained earnings	77,695,175	79,037,919
Less treasury stock at cost, 2,211,242 and 2,111,242 shares, respectively	(33,146,162)	(30,176,162)

Total stockholders’ equity	56,517,686	60,714,843

Total liabilities and stockholders’ equity	$63,619,264	$67,145,398

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	May 2,	May 3,	May 2,	May 3,
	2026	2025	2026	2025
Net sales	$12,410,560	$14,757,337	$22,913,406	$26,999,079
Cost of sales	(8,780,363)	(10,125,921)	(16,086,103)	(18,396,878)

Gross profit	3,630,197	4,631,416	6,827,303	8,602,201
Selling, general and administrative expenses	(1,532,710)	(1,889,197)	(2,902,366)	(3,565,847)

Operating income	2,097,487	2,742,219	3,924,937	5,036,354

Other income (expense)
Interest income	217,606	298,318	473,455	583,596
Undistributed earnings in joint venture - Majestic 21	14,790	21,462	40,981	47,269
Proceeds received under escrow arrangement	36,868	42,066	58,314	80,218
Decrease in fair market value of equity investment	(70,032)	(96,104)	(30,166)	(99,020)
Gain on disposal of property, plant and equipment	—	1,000	1,000	1,000
Miscellaneous	60,025	16,965	69,355	25,722

Total other income	259,257	283,707	612,939	638,785

Income before provision for income taxes	2,356,744	3,025,926	4,537,876	5,675,139
Income tax expense	(597,317)	(733,606)	(1,150,123)	(1,402,397)

Net income	$1,759,427	$2,292,320	$3,387,753	$4,272,742

Weighted average number of shares outstanding:
Basic	3,153,665	3,268,991	3,202,017	3,268,910
Diluted	3,158,972	3,276,400	3,207,761	3,276,808
Net income per share:
Basic	$0.56	$0.70	$1.06	$1.31
Diluted	$0.56	$0.70	$1.06	$1.30